Exhibit (d)(25)(iii)

EQ ADVISORS TRUST

AMENDMENT NO. 2 TO THE

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 2 to the Investment Advisory Agreement effective as of July 16, 2014 (“Amendment No. 2”) between AXA Equitable Funds Management Group, LLC, a limited liability company organized under the laws of the State of Delaware (“FMG LLC” or “Manager”) and Franklin Advisers Inc., a corporation organized under the laws of the State of California (“Franklin Advisers” or “Adviser”).

FMG LLC and Franklin Advisers (collectively, “Parties”) agree to modify the Investment Advisory Agreement dated as of May 1, 2011, as amended, (“Agreement”) as follows:

1. Name Change. Effective May 1, 2014, the name of EQ/Franklin Core Balanced Portfolio was changed to AXA/Franklin Balanced Managed Volatility Portfolio.

2. Existing Portfolio. The Manager hereby reaffirms its appointment of the Adviser as the investment adviser to AXA/Franklin Balanced Managed Volatility Portfolio and Multimanager Mid Cap Growth Portfolio.

3. Appendix A. Appendix A to the Agreement setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser is hereby replaced in its entirety by Appendix A attached hereto.

4 Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

5. All capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment No. 2 as of the date first set forth above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		FRANKLIN ADVISERS, INC.

By:	/s/ Steven M. Joenk	By:	/s/ E. B. Jamieson
	Steven M. Joenk		Name: Edward B. Jamieson
	Chairman, Chief Executive Officer and President		Title: President

APPENDIX A

AMENDMENT NO. 2

TO

INVESTMENT ADVISORY AGREEMENT

The Manager shall pay the Adviser monthly compensation computed daily at an annual rate equal to the following:

Portfolio	Annual Advisory Fee
AXA/Franklin Balanced Managed Volatility Portfolio**	0.625% of the Related Portfolios’ average daily net assets up to and including $50 million; 0.465% of the Related Portfolios’ average daily net assets in excess of $50 million up to and including $200 million; 0.375% of the Related Portfolios’ average daily net assets in excess of $200 million up to and including $500 million; 0.35% of the Related Portfolios’ average daily net assets in excess of $500 million.*

Multimanager Mid Cap Growth Portfolio**	0.65% of the Franklin Allocated Portion’s average daily net assets up to and including $200 million; and 0.55% of the Franklin Allocated Portion’s average daily net assets in excess of $200 million.***

*	For purposes of determining the annual advisory fee rate pursuant to this Schedule A, the assets of the AXA/Franklin Balanced Managed Volatility Portfolio advised by the Adviser shall be aggregated with the assets of the following Portfolios’ allocated to the Adviser and its Affiliates: Multimanager Mid Cap Growth Portfolio, AXA/Templeton Global Equity Managed Volatility Portfolio, AXA/Franklin Small Cap Value Managed Volatility Portfolio and AXA/Mutual Large Cap Equity Managed Volatility (collectively, the “Related Portfolios”). The aggregated assets will be applied to the above schedule and the resulting effective rate shall be applied to the actual assets of the AXA/Franklin Balanced Managed Volatility Portfolio to determine the annual advisory fee rate.
**	The Portfolio has been designated a “multi-advised portfolio” and Franklin Advisers, Inc. receives a fee based on a discrete portion of the Portfolio’s assets that have been allocated to it by the Manager.
***	The daily advisory fee for the Portfolio is calculated by multiplying the aggregate net assets of the Portfolio at the close of the immediately preceding business day by the annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year. The daily fee applicable to the Franklin Allocated Portion is the portion of the daily advisory fee for the Portfolio equal to the Franklin Allocated Portion’s net assets relative to the aggregate net assets of the Portfolio, including the Franklin Allocated Portion, used in the fee calculation.